Exhibit 10.54

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is effective as of the Effective Date defined herein, by and between GREEN PLAINS RENEWABLE ENERGY, INC., an Iowa corporation (the “Company”), and TODD BECKER, an individual (“Executive”), except that Section 6 shall be effective upon the signing of this Agreement by the Company and Executive.

In consideration of the promises and mutual covenants contained herein, the parties hereto agree as follows:

1.             Employment; Location. The Company hereby employs Executive and Executive hereby accepts such employment in the Omaha, Nebraska metro area, or in such other location as may be mutually agreed upon in writing between the parties.  Executive will be relocated in accordance with the relocation provision below.

2.             Term. Executive’s employment shall be “at-will” and may be terminated at any time, by either party, for any reason whatsoever (the “Term”). Executive’s employment with the Company shall commence the day following the “Closing Date” as defined in the Agreement and Plan of Merger among Green Plains Renewable Energy, Inc., Green Plains Merger Sub, Inc. and VBV LLC (“VBV”) dated May 7, 2008 (the “Merger”), which date is the Effective Date of this Agreement (the “Effective Date”).

3.             Duties and Authorities. During the Term:

3.1           Executive shall be appointed and serve as the President and Chief Operations Officer of the Company. If appointed or requested by the Company’s Board of Directors (the “Board”), the Executive shall also serve during all or any part of the Term as a Director or any other officer capacity of the Company or any subsidiary thereof, including but not limited to Chief Executive Officer, without any additional compensation therefor other than as specified in this Agreement. It is expected that on or about the first (1st) anniversary of the Effective Date of this Agreement, the Board shall appoint the Executive as Chief Executive Officer and the terms of this Agreement shall continue to apply to Executive in that capacity. Executive shall have responsibilities, duties and authority reasonably accorded to and expected of such positions in similar businesses in the United States, including and such responsibilities and duties required by the Bylaws of the Company and reasonably assigned by the Board from time to time (the “Duties”).

3.2           Except as otherwise expressly provided herein, Executive shall diligently execute such Duties and shall devote his full time, skills and efforts to such Duties, subject to the general supervision and control of the Board.  Executive may engage in community and business activities (including board service) customarily engaged in by chief executive officers.

4.             Compensation and Benefits. The Company shall pay Executive, and Executive accepts as full compensation for all services to be rendered to the Company, the following compensation and benefits:

4.1           Base Salary. The Company shall pay Executive a base salary of Four Hundred Thousand Dollars ($400,000) per year.  Base salary shall be payable in equal installments twice monthly or at more frequent intervals in accordance with the Company’s customary pay schedule.  The Board shall annually consider increases of Executive’s base salary and may periodically increase such base salary in its discretion.

4.2           Additional Compensation.  In addition to base salary, the Company shall pay the following to Executive:

(a)           Special One-Time Bonus.  The Company shall pay to Executive a one-time bonus in connection with the completion of the Merger in the amount equal to Two Hundred Thousand Dollars ($200,000), payable within 10 business days following the Effective Date of this Agreement.

(b)           Annual Bonus.  Executive will be entitled to a bonus of up to fifty percent (50%) of annual base salary, payable annually, based on four to six objectives set by the Company. The Company’s Compensation Committee of the Board of Directors (“Compensation Committee”) will obtain feedback from Executive before setting bonus objectives.

(c)           Long-Term Incentive Compensation.  The Compensation Committee will engage an outside compensation consultant to assist in the development of a long-term incentive program (“LTIP”) for the Company, and shall adopt, implement, and make awards under an LTIP within 180 days of the Effective Date.  Executive shall receive LTIP benefits of a type and at a level that is competitive with LTIP benefits provided to chief executive officers of public companies of comparable size in similar industries.  Any performance criteria relating to the LTIP will be established by the Board of Directors, taking into account input from Executive. The development of the LTIP will further take into consideration any and all past benefits which Executive has received in determining any future awards.

4.3           Equity Incentive Compensation.

(a)           Stock Compensation.  On the Effective Date, the Company shall issue to Executive, out of the allocation of shares otherwise to be issued to the members of VBV LLC in connection with the Merger, 100,000 shares of the Company’s common stock which shall be subject to terms and conditions similar to those set out in the Company’s 2007 Equity Compensation Plan and related stock grant, although such shares shall not be issued pursuant to the Company’s 2007 Equity Compensation Plan.  Executive hereby requests the Company to withhold a portion of these shares to cover applicable income and employment tax withholding on the issuance of shares so that Executive will receive fewer than 100,000 shares.  Accordingly, in lieu of issuing 100,000 shares of common stock, the Company shall issue a number of shares calculated as follows:

•                  100,000 shares minus the number of shares equal in value (based on the closing price of the stock on the Effective Date) to the applicable income and employment tax withholding on a 100,000 share grant.

•                  For purposes of this calculation, the stock shall be valued at 100,000 multiplied by the per share closing price of the common stock on the Effective Date and the withholding rates used shall be 35% federal income tax, 3% state of Illinois income tax; 6.20% Social

Security tax (up to the 2008 compensation limit of $102,000); and 1.45% Medicare tax.  The Company shall pay the dollar value of the withheld shares as withholding to applicable tax authorities.

(b)           Option Compensation.  On the Effective Date, Executive will be granted an option exercisable for 150,000 shares of the Company’s common stock at a strike price equal to the greater of (i) $10 per share or (ii) the closing price of the Company’s common stock on the Effective Date.  The option shall be fully exercisable at grant, shall terminate on the earlier of the ten (10) year anniversary of the Effective Date or the 90th day after Executive’s termination of employment for any reason, other than for death or disability, in which case the grant shall terminate on the 366th day after death or disability, and shall be subject to terms and conditions similar to those set out in the Company’s 2007 Equity Compensation Plan and related stock option grant, although the option shall not be issued pursuant to the Company’s 2007 Equity Compensation Plan.  Any shares acquired upon exercise of the option shall be subject to the restrictions set forth in Section 4.3(c).  In the event that the closing stock price is greater than $10 per share on the Effective Date, the Company shall pay Executive, within 10 business days following the Effective Date, an amount in cash equal to:  (the closing price of the common stock on the Effective Date minus $10) multiplied by 150,000.  In lieu of this additional cash payment, at the Company’s option, the Company may issue to Executive a number of shares of common stock equal in value, based on the closing price of the stock on the Effective Date, to this amount.  Such shares shall be subject to the restrictions set forth in Section 4.3(c).

(c)           Lock-Up Agreement.  Executive agrees that, except as provided in Sections 4.3(c), (d) and (e) he will not transfer any shares of common stock acquired on exercise of options awarded under Section 4.3(b) prior to the third anniversary of the Effective Date.  This provision shall not, however, prohibit Executive from transferring such shares to any family members or to any trust, all of the beneficiaries of which are the Executive or any family members provided that the shares remain subject to the terms of this Section 4.3(c).  Executive’s shares acquired pursuant to the exercise of the option granted pursuant to Section 4.3(b) shall be held by the Company as nominee or by the Company’s transfer agent in book entry form until the expiration of the restriction on transfer described in this Section 4.3(c).  Upon the expiration of such restriction, the Company or its agent shall deliver to Executive one or more certificate(s) representing such shares, or shall effectuate the issuance of such shares in another mutually agreeable manner.

(d)           Change in Control.  All shares acquired upon exercise of stock options awarded pursuant to Section 4.3(b) shall be released from the restrictions in Section 4.3(c) in the event of a Change in Control (as defined in the 2007 Equity Compensation Plan and clarified, for purposes of this Agreement, to not include a decrease in collective ownership by Wilon Holdings, S.A., Bioverda International Holdings Limited and Bioverda US Holdings LLC below fifty-one percent (51%)) and in advance of a Change in Control if necessary in order to permit Executive to tender, surrender or transfer any such shares in connection with any transaction involving a Change in Control of the Company.

(e)           Termination of Employment.  In the event of Executive’s termination of employment by the Company without Cause, by Executive for Good Reason, death of Executive or termination due to disability of Executive, all shares acquired upon exercise of stock options awarded pursuant to Section 4.3(b) shall be released from the restrictions in Section 4.3(c) upon Executive’s termination of employment.

4.4           Additional Benefits.  Executive shall be permitted, during the Term, if and to the extent eligible, to participate in any group life, hospitalization or disability insurance plan, health or dental program, pension plan, similar benefit plan or other so-called “fringe benefits” of the Company made available to any senior executives.  Coverage under the Company’s health and dental plan for Executive and his eligible dependents shall be fully paid by the Company.

4.5           Vacation.  Executive shall be entitled to an aggregate of up to four weeks leave for vacation for each calendar year during the Term at full pay.  Executive agrees to give reasonable notice of his vacation scheduling requests, which shall be allowed subject to the Company’s reasonable business needs. No more than five (5) days vacation may be carried over from one year to the next year.

4.6           Deductions.  The Company shall have the right to deduct from the compensation due to Executive hereunder any and all sums required for social security and withholding taxes and for any other federal, state or local tax or charge which may be hereafter enacted or required by law as a charge on the compensation of Executive.

5.             Business Expenses. Executive may incur reasonable, ordinary and necessary business expenses in the course of his performance of his obligations under this Agreement. The Company shall reimburse Executive in accordance with the Company’s business expense reimbursement policy.

6.             Relocation. Immediately upon the signing of this Agreement, the Company (and VBV as set forth below) shall provide relocation assistance to Executive for the purpose of facilitating Executive’s move to Omaha, Nebraska pursuant to Section 1 above. Unless approved by the Board in writing, no reimbursement by the Company to the Executive shall be made absent a receipt from Executive detailing the relocation expense incurred by the Executive.  All costs or expenses described in this Section, incurred prior to the Closing Date, shall be borne 50% by the Company and 50% by VBV.  Following the Closing Date, all costs or expenses described in this Section shall be borne by the Company.

The following is a non-exhaustive list of costs, which shall be reimbursed by the Company, as described above:

•                  All fees for the hiring of a third party executive relocation firm selected by Executive (“Relocation Firm”) to handle the process;

•                  All fees related to the selling of Executive’s residences in Naperville, Illinois and Woodbury, Minnesota;

•                  All costs associated with the movement of household goods;

•                  All fees (including closing costs) related to the purchase of a primary residence in Omaha, Nebraska; and

•                  All temporary living expenses for Executive and Executive’s family in Omaha, Nebraska.

In addition to the reimbursement of relocation expenses incurred by Executive, the Company shall immediately upon the signing of this Agreement, pay, as described above, the cost to purchase or shall cause the Relocation Firm to purchase the Executive’s residences in Naperville, Illinois and Woodbury, Minnesota at the relocation appraisal prices determined by the Relocation Firm and shall reimburse Executive for any negative difference in the relocation appraisal prices and the cost to Executive of each residence, including any out-of-pocket improvements made by Executive.  Executive shall be promptly paid these amounts.

7.             Termination.

7.1           Termination for Cause.  Executive’s employment hereunder shall be terminable for Cause (as defined below) upon written notice from the Company to Executive. As used in this Agreement, “Cause” shall mean one of the following: (a) a material breach by Executive of the terms of this Agreement, not cured within thirty (30) days from receipt of notice from the Board of such breach, (b) conviction of or plea of guilty or no contest to, a felony; (c) willful misconduct or gross negligence in connection with the performance of Executive’s duties; or (d) willfully engaging in conduct that constitutes fraud, gross negligence or gross misconduct that results in material harm to the Company.  For purposes of this definition, no act, or failure to act, on Executive’s part shall be considered “willful” unless done, or omitted to be done, by Executive in knowing bad faith and without reasonable belief that his action or omission was in, or not opposed to, the best interests of the Company.  Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to executive and an opportunity for Executive, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board executive was guilty of the conduct set forth above in (a), (b), (c) or (d) of this definition and specifying the particulars thereof in detail.  If the Company terminates Executive’s employment for Cause, Executive shall be paid his salary and benefits through the date of termination and, except as otherwise required by applicable law or under any applicable and properly approved compensation plan or arrangement, no other amounts shall be payable.

7.2           Termination without Cause or for Good Reason.  The Company may terminate Executive’s employment at any time for any reason (or no reason) other than Cause, as determined by the Board and the Executive may terminate Executive’s employment with the Company for Good Reason and resign any and all positions as officer or director of the Company and any related companies. If the Company terminates Executive’s employment without Cause or the Executive terminates his employment for Good Reason:

(a)           The Company shall pay the premiums for the continuation of coverage pursuant to COBRA under the Company’s health and dental plan for Executive and his eligible dependents for the period equal to the lesser of (1) one year following the final date of Executive’s employment with the Company or (2) upon acceptance by Executive of an offer of comparable employment from another employer;

(b)           The Company shall pay within 10 business days after such termination:  (1) an amount equal to one (1) time Executive’s full annual base salary on the date of his termination plus (2) an amount equal to the greater of one times the maximum annual cash bonus that could be paid to Executive for the year in which termination occurred or one times the average bonus paid to Executive during the prior two years;

(c)           All options and other equity awards, whether made pursuant to this agreement or otherwise, shall become fully vested and released from any restrictions on transfer upon such termination; and

(d)           At Executive’s request, if Executive relocates beyond fifty (50) miles from Omaha within six (6) months of termination (as set forth in Section 7.2), the Company shall (1) purchase, or shall cause the Relocation Firm to purchase, Executive’s principal residence in Omaha, Nebraska at the relocation appraisal price determined by the Relocation Firm and shall reimburse Executive for any negative difference in the relocation appraisal price and the cost of such residence to Executive, including any out-of-pocket improvements made by Executive and (2) pay the costs associated with the movement of Executive’s household goods to a location selected by Executive within 500 miles of Omaha, Nebraska.

As used in this Agreement, “Good Reason” shall mean any of the following if the same occurs without Executive’s express written consent:  (a) a material diminution in Executive’s base salary as described in Section 4.1, which for such purposes shall be deemed to exist with a reduction of greater than fifteen percent (15%) ; (b) a material diminution in Executive’s authority, Duties, or responsibilities; (c) a material diminution in the authority, duties, or responsibilities of the person to whom Executive is required to report; (d) a material change in the geographic location at which Executive must perform the services pursuant to Section 1 (for this purpose, any relocation of more that 50 miles shall be deemed a material change following a Change in Control as defined in Section 4.3(d)); (e) any material reduction or other adverse change in Executive’s benefits under any applicable and properly approved compensation plan or arrangement without the substitution of comparable benefits; (f) if Executive is not appointed Chief Executive Officer within twenty four (24) months of the Effective Date hereof; or (g) any other action or inaction that constitutes a material breach by the Company under this Agreement. To terminate for Good Reason, an Executive must incur a termination of employment on or before the second (2nd) anniversary of the initial existence of the condition.

Executive shall be required to provide notice to the Company of the existence of any of the foregoing conditions within 90 days of the initial existence of the condition, upon the notice of which the Company shall have a period of 30 days during which it may remedy the condition.

7.3           Termination by Executive Without Good Reason.  If Executive terminates without Good Reason, then Executive will be required to give the Company at least six (6) months notice.  If Executive terminates without Good Reason then Executive will be paid his salary and benefits through the date of termination and, except as otherwise required by applicable law, no other amounts shall be payable except as provided under any applicable and properly approved compensation plan or arrangement.

7.4           Section 280G Adjustments.  In the event that the severance benefits provided the Executive as described in Section 7.2 and all other benefits provided for in this Agreement or otherwise payable to the Executive (excluding for this purpose any payments that may be made under this section) (the “Company Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code, and will be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall pay to the Executive, at the time specified in paragraph (i) below, an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Company Payments and any payments made pursuant to this section and after deduction of any U.S. federal, state and local income or payroll tax on the payments made pursuant to this section, shall be equal to the Company Payments. For purposes of calculating the Gross-Up Payment, the Executive shall be deemed to pay income taxes at the highest applicable effective federal, state and local income tax marginal rates for the calendar year in which the Gross-Up Payment is to be made.

(i)            Unless the Company and the Executive otherwise agree in writing, the determination of the Executive’s Excise Tax liability and the amount required to be paid under this section shall be made promptly in writing by the Company’s independent public accountants or such other tax experts as reasonably agreed to by the Company and the Executive (the “Accountants”) and such amount shall be paid to the Executive promptly, and in any event within 10 days after such determination. In the event that the Excise Tax incurred by the Executive is determined by the Internal Revenue Service to be greater or lesser than the amount so determined by the Accountants, the Company and the Executive agree to promptly pay such differential as the Accountants reasonably determine is appropriate, including interest and any tax penalties, to the other party.  For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on interpretations of the Code for which there is “substantial authority” tax reporting position. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section.  For purposes of the computations herein, the Accountants shall assume that the Executive’s income is subject to income taxes at the highest applicable effective Federal, state and local income tax marginal rates for the calendar year for which a particular computation relates.

(ii)           In the event of any proposed adjustment with the Internal Revenue Service (or other applicable taxing authority) with respect to the Excise Tax which would result in an increase in the amount of the Gross-Up Payment, the Executive shall permit the Company to control the issues related to the Excise Tax (at the Company’s expense), provided that such issues do not potentially adversely affect the Executive.  In the event issues are interrelated, the Executive and the Company shall in good faith cooperate so as to not jeopardize resolution of either issue.  In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Executive shall permit the representative of the Company to accompany the Executive and the Executive’s representative shall cooperate with the Company and its representative.

7.5           Effect of Termination.  In the event Executive’s employment is terminated, all obligations of the Company and all obligations of Executive shall cease except that (a) the terms of this Section 7 and of Sections 8 through 22 below shall survive such termination and (b) the Company shall continue to be obligated to fulfill its obligations pursuant to Section 4, 5 and 6 to the extent they have not been satisfied as of the date of such termination. Executive acknowledges that, upon termination of his employment, he is entitled to no other compensation, severance or other benefits other than those specifically set forth in this Agreement, except to the extent provided in any applicable compensation plan or arrangement.

8.             Covenant Not to Compete; Nonsolicitation.

8.1           Covenant.  Executive hereby agrees that, while he is employed or engaged by the Company as either an employee or as a consultant pursuant to this Agreement, and, in any event, for the one (1)-year period following Executive’s termination of employment for any reason, he will not directly or indirectly compete (as defined in Section 8.2 below) with the Company in any geographic area in which the Company does or has done business.

8.2           Direct and Indirect Competition.  As used herein, the phrase “directly or indirectly compete” shall mean owning, managing, operating or controlling, or participating in the ownership, management, operation or control of, or being connected with or having any interest in, as a stockholder, director, officer, employee, agent, consultant, assistant, advisor, sole proprietor, partner or otherwise, any business (other than the Company’s) engaged in the production, marketing, sale or distribution of ethanol, provided, however, that this prohibition shall not apply to ownership of less than one percent (1%) of the voting stock in companies whose stock is traded on a national securities exchange or in the over-the-counter market.

8.3           Nonsolicitation.  Executive hereby agrees that while he is employed or engaged by the Company as either an employee or as a consultant pursuant to this Agreement, and, in any event, during the one (1)-year period following Executive’s termination of employment for any reason, he will not directly or indirectly solicit or attempt to solicit any customer, vendor or distributor of the Company, other than for the Company, with respect to any product or service being furnished, made or sold by the Company at any time during Executive’s employment with the Company.  Executive further agrees that during such time period, Executive shall not, directly or indirectly, solicit, encourage or attempt to solicit any of the executives, managers or employees who are employed by the Company on his termination date to become executives, manages or employees of any other person or entity with which Executive is affiliated.

9.             Confidential Information.  Executive acknowledges that during his employment or consultancy with the Company he will develop, discover, have access to and/or become acquainted with technical, financial, marketing, personnel and other information relating to the present or contemplated products or the conduct of business of the Company which is of a confidential and proprietary nature (“Confidential Information”). Executive agrees that all files, records, documents and the like relating to such Confidential Information, whether prepared by him or otherwise coming into his possession, shall remain the exclusive property of the Company, and Executive hereby agrees to promptly disclose such Confidential Information to the Company upon request and hereby assigns to the Company any rights which he may acquire in any Confidential Information. Executive further agrees not to disclose or use any Confidential Information and to use his best efforts to prevent the disclosure or use of any Confidential

Information either during the term of his employment or consultancy or at any time thereafter, except as may be necessary in the ordinary course of performing his duties under this Agreement. Upon termination of Executive’s employment or consultancy with the Company for any reason, (a) Executive shall promptly deliver to the Company all materials, documents, data, equipment and other physical property of any nature containing or pertaining to any Confidential Information, and (b) Executive shall not take from the Company’s premises any such material or equipment or any reproduction thereof.

10.           Inventions.

10.1         Disclosure of Inventions.  Executive hereby agrees that if he conceives, learns, makes or first reduces to practice, either alone or jointly with others, any “Employment Inventions” (as defined in Section 10.3 below) while he is employed by the Company, either as an employee or as a consultant, he will promptly disclose such Employment Inventions to the Board or to any other Company officer designated by the Board.

10.2         Ownership, Assignment Assistance and Power of Attorney.  All Employment Inventions shall be the sole and exclusive property of the Company, and the Company shall have the right to use and to apply for patents, copyrights or other statutory or common law protection for such Employment Inventions in any country. Executive hereby assigns to the Company any rights which he may acquire in such Employment Inventions. Furthermore, Executive agrees to assist the Company in every proper way at the Company’s expense to obtain patents, copyrights and other statutory or common law protections for such Employment Inventions in any country and to enforce such rights from time to time. Specifically, Executive agrees to execute all documents as the Company may desire for use in applying for and in obtaining or enforcing such patents, copyrights and other statutory or common law protections together with any assignments thereof to the Company or to any person designated by the Company. Executive’s obligations under this Section 10 shall continue beyond the termination of his employment under this Agreement, but the Company shall compensate Executive at a reasonable rate after any such termination for the time which Executive actually spends at the Company’s request in rendering such assistance. In the event the Company is unable for any reason whatsoever to secure Executive’s signature (after reasonable attempts to do so) to any lawful document required to apply for or to enforce any patent, copyright or other statutory or common law protections for such Employment Inventions, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agents and attorneys-in-fact to act in his stead to execute such documents and to do such other lawful and necessary acts to further the issuance and prosecution of such patents, copyrights or other statutory or common law protection, such documents or such acts to have the same legal force and effect as if such documents were executed by or such acts were done by Executive.

10.3         Employment Inventions.  The definition of “Employment Invention” as used herein is as follows: “Employment Invention” means any invention or part thereof conceived, developed, reduced to practice, or created by Executive which is: (a) conceived, developed, reduced to practice, or created by Executive: (i) within the scope of his employment; (ii) on the Company’s time; or (iii) with the aid, assistance, or use of any of the Company’s property, equipment, facilities, supplies, resources, or intellectual property; (b) the result of any work, services, or duties performed by Executive for the Company; (c) related to the industry or trade of the Company; or (d) related to the current or demonstrably anticipated business, research, or development of the Company.

10.4         Exclusion of Prior Inventions.  Executive has identified on Exhibit A attached hereto a complete list of all inventions which Executive has conceived, learned, made or first reduced to practice, either alone or jointly with others, prior to employment with the Company and which Executive desires to exclude from the operation of this Agreement. If no inventions are listed on Exhibit A, Executive represents that he has made no such inventions at the time of signing this Agreement.

10.5         Inventions of Third Parties.  Executive shall not disclose to the Company, use in the course of his employment, or incorporate into the Company’s products or processes any confidential or proprietary information or inventions that belong to a third party, unless the Company has received authorization from such third party and Executive has been directed by the Board to do so.

11.           Compliance with Section 409A of the Code.  Notwithstanding any provision in this Agreement to the contrary, this Agreement shall be interpreted, construed and conformed in accordance with Section 409A of the Code and regulations and other guidance issued thereunder. If, on the date of Executive’s separation from service (as defined in Treasury Regulation §1.409A-1(h)), Executive is a specified employee (as defined in Code Section 409A and Treasury Regulation §1.409A-1(i)), no payment shall be made under this Agreement at any time during the 6-month period following the Employee’s separation from service of any amount that results in the “deferral of compensation” within the meaning of Treasury Regulation §1.409A-1(b), after application of the exemptions provided in Treasury Regulation §§1.409A-1(b)(4) and 1.409A-1(b)(9)(iii) and (v), and any amounts otherwise payable during such 6-month period shall be paid in a lump sum on the first payroll payment date following expiration of such 6-month period.

12.           No Conflicts.  Executive hereby represents that, to the best of his knowledge, his performance of all the terms of this Agreement and his work as an employee or consultant of the Company does not breach any oral or written agreement which he has made prior to his employment with the Company.

13.           Equitable Remedies.  Executive acknowledges and agrees that the breach or threatened breach by him of certain provisions of this Agreement, including without limitation Sections 8, 9 or 10 above, would cause irreparable harm to the Company for which damages at law would be an inadequate remedy. Accordingly, Executive hereby agrees that in any such instance the Company shall be entitled to seek injunctive or other equitable relief in addition to any other remedy to which it may be entitled.

14.           Assignment.  This Agreement is for the unique personal services of Executive and is not assignable or delegable in whole or in part by Executive without the consent of the Board. This Agreement may be assigned or delegated in whole or in part by the Company and, in such case, the terms of this Agreement shall inure to the benefit of, be assumed by, and be binding upon the entity to which this Agreement is assigned.

15.           Waiver or Modification.  Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing in a document that specifically refers to this Agreement and such document is signed by the parties hereto.

16.           Entire Agreement.  This Agreement constitutes the full and complete understanding and agreement of the parties hereto with respect to the specific subject matter covered herein and therein and supersede all prior oral or written understandings and agreements with respect to such specific subject matter.

17.           Severability.  If any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, the remaining provisions shall nevertheless remain enforceable in full force and effect, and the court making such determination shall modify, among other things, the scope, duration, or geographic area of such affected provision to preserve the enforceability thereof to the maximum extent then permitted by law.

18.           Notices.  All notices thereunder shall be in writing addressed to the respective party as set forth below and may be personally served, sent by facsimile transmission, sent by overnight courier service, or sent by United States mail, return receipt requested. Such notices shall be deemed to have been given: (a) if delivered in person, on the date of delivery; (b) if delivered by facsimile transmission, on the date of transmission if transmitted by 5:00 p.m. (local time, Omaha, Nebraska) on a business day or, if not, on the next succeeding business day; provided that a copy of such notice is also sent the same day as the facsimile transmission by any other means permitted herein; (c) if delivered by overnight courier, on the date that delivery is first attempted; or (d) if by United States mail, on the earlier of two (2) business days after depositing in the United States mail, postage prepaid and properly addressed, or the date delivery is first attempted. Notices shall be addressed as set forth as set forth on the signature page hereof, or to such other address as the party to whom such notice is intended shall have previously designated by written notice to the serving party. Notices shall be deemed effective upon receipt.

19.           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nebraska, without reference to the choice of law provisions thereof.

20.           Attorneys’ Fees.  In the event an action or proceeding is brought by any party under this Agreement to enforce or construe any of its terms, the party that prevails by enforcing this Agreement shall be entitled to recover, in addition to all other amounts and relief, its reasonable costs and attorneys’ fees incurred in connection with such action or proceeding.

21.           Construction. Whenever the context requires, the singular shall include the plural and the plural shall include the singular, the whole shall include any part thereof, and any gender shall include all other genders. The headings in this Agreement are for convenience only and shall not limit, enlarge, or otherwise affect any of the terms of this Agreement. Unless otherwise indicated, all references in this Agreement to sections refer to the corresponding sections of this Agreement. This Agreement shall be construed as though all parties had drafted it.

22.           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Counterparts and signatures transmitted by facsimile shall be valid, effective and enforceable as originals.

IN WITNESS WHEREOF, Executive has signed this Agreement personally and the Company has caused this Agreement to be executed by its duly authorized representative.

“Company”:

GREEN PLAINS RENEWABLE ENERGY, INC.

By:	//s// Wayne Hoovestol
Name:	Wayne Hoovestol
Title: Chief Executive Officer

Address:
Green Plains Renewable Energy, Inc.
Attn: Board of Directors
103 N. 31st Ave. Suite 105
Omaha NE 68131

“Executive”:

//s// Todd Becker
Todd Becker, individually

Address:
706 Loomis
Naperville, IL 60563

EXHIBIT A

EXCLUDED INVENTIONS

None

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CONSENT

                VBV LLC has reviewed the Employment Agreement by and between Green Plains Renewable Energy, Inc. and Todd Becker dated July 1, 2008 and hereby consents to the Employment Agreement and the terms contained therein.

VBV LLC

By:	//s// Michael Walsh
Name:	Michael Walsh
Title:	Director

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